UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2018

COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10730

Maryland	38-4006444
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6340 South 3000 East, Suite 500, Salt Lake City, Utah	84121
(Address of principal executive offices)	(ZIP Code)

(801) 278-0700

(Registrant’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in our offering of shares pursuant to Regulation A of the Securities Act;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	risks associated with the development and construction of real estate, including the cost of construction delays and cost overruns;

•	failure of acquisitions and development projects to yield anticipated results;

•	the timing and cost of completion of apartment communities under construction or development;

•	difficulties in identifying properties to complete, and consummating, real estate acquisitions, developments, joint ventures and dispositions;

•	our failure to successfully operate developed properties and operations;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	exposure to liability relating to environmental and health and safety matters;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	whether we determine to elect to be taxed as a REIT or to be taxed as a regular C corporation and, if we elect to be taxed as a REIT, our failure to maintain our status as a REIT;

•	our level of debt and the terms and limitations imposed on us by our debt agreements;

•	our ability to retain our executive officers and other key personnel;

•	the ability of our sponsor and its affiliates to source, originate and service our loans and other assets, and the quality and performance of these assets;

•	legislative or regulatory changes impacting our business or our assets;

•	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our sponsor; and

•	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, the Investment Company Act and other laws.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Cottonwood Multifamily Opportunity Fund, Inc.

ANNUAL REPORT ON FORM 1-K

For the Year Ended December 31, 2018

Item 1.	Business

The Company

Cottonwood Multifamily Opportunity Fund, Inc. is a Maryland corporation formed on May 31, 2016 to (i) invest directly or indirectly in multifamily construction and development projects located throughout the United States; and/or (ii) make mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of developing multifamily construction and development projects. The use of the terms the “Company”, “we”, “us”, or “our” in this annual report refer to Cottonwood Multifamily Opportunity Fund, Inc., unless the context indicates otherwise.

Cottonwood Capital Property Management II, LLC is our sponsor and acts as our property manager and asset manager.    We have no employees and are substantially reliant on our sponsor and its resources to implement our business strategy. Our sponsor is a subsidiary of Cottonwood Residential O.P., LP (“CROP”) and has experience in operating multifamily construction and development projects. Cottonwood Residential II, Inc. is the sole general partner of CROP, its operating partnership, and makes all decisions on behalf of CROP. Until September 2018, Cottonwood Residential, Inc., was the sole general partner of CROP. In September 2018, Cottonwood Residential, Inc. commenced a series of transactions to restructure its organization whereby Cottonwood Residential II, Inc. was admitted as a general partner of CROP and assumed all voting and control of CROP. Cottonwood Residential II, Inc. is controlled by its board of directors consisting of Daniel Shaeffer, Chad Christensen, Gregg Christensen, Jonathan Gardner and Phillip White.

We operate under the direction of our board of directors, the members of which are accountable to us and our shareholders as fiduciaries. Our board of directors is responsible for the management and control of our affairs. We have three members on our board of directors, all of which are currently on the board of directors and are officers of Cottonwood Residential II, Inc. As a result, we do not have independent management. Our board of directors is classified into three classes. Each class of directors is elected for successive terms ending at the annual meeting of the shareholders the third year after election and until his or her successor is elected and qualified. The board of directors has the right, with input from our investment committee, to make decisions regarding investments by our operating partnership. We do not have an outside advisor, and we do not plan to engage an advisor.

We are offering up to $50,000,000 in shares of common stock in our “Tier 2” Regulation A offering (the “Offering”) for $10.00 per share. The managing broker-dealer, Orchard Securities, LLC, is not required to sell any specific number or dollar amount of shares. The shares are being offered by our managing broker-dealer on a best-efforts basis. The minimum permitted purchase is $10,000 (based on 1,000 shares of our common stock at the initial offering price). See Item 2 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Overview” for more information concerning the current status of the Offering.

We may, in our board of directors’ sole discretion, elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the “Code”), beginning with the taxable year ended December 31, 2018 or a subsequent taxable year, but we are not required to do so.

Investment Strategy

Our strategy is to (i) invest directly or indirectly in multifamily construction and development projects and multifamily development-related assets located throughout the United States; and/or (ii) make mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of developing multifamily construction and development projects. Specifically, we may enter into joint ventures with established developers and/or operators, including Affiliated Developers (as defined below), to develop, own, operate, finance and manage multifamily construction and development projects and multifamily development-related assets located throughout the United States. We intend to refinance the stabilized multifamily construction and development projects that result from such projects with a permanent loan approximately one to two years after stabilization.

We intend to do all of our investing through joint ventures with CROP, which we refer to as the Cottonwood Joint Ventures, which may in turn enter into joint ventures with third party developers or a developer affiliated with our sponsor (an “Affiliated Developer”), which we refer to as the development joint ventures. CROP generally will own at least a 10% interest in each joint venture, but its ownership may vary on a joint venture by joint venture basis in its sole discretion. In the event that CROP declines to participate in an investment that our board of directors has approved, we may invest in the development joint venture directly.

In connection with any development joint venture, we intend to partner with a broad network of best-in-class operators, joint venture partners and property and construction management teams who can provide a competitive edge for deal sourcing, efficient management and local market knowledge. We intend to partner with established builders, developers and operators who understand the complexities of multifamily development and have specialized experience in site selection, architecture and design, zoning and planning approvals, construction management and tenant build-out. This roster of partners can help improve strategy execution and mitigate risk. Working in partnership with our development joint venture partners, we intend to take advantage of our understanding of pricing and market dynamics gained through our experience as an active investor in Class A multifamily construction and development projects. This focused market and sector knowledge should enable us to understand and execute quickly and capably on exit or recapitalization opportunities.

We anticipate that our portfolio will be comprised primarily of (i) Class A multifamily construction and development projects and/or (ii) mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of developing multifamily construction and development projects.

We will seek to develop and actively manage income-producing properties, with the objective of providing a stable and secure source of income for our stockholders and maximizing potential returns upon disposition of our assets through capital appreciation. We will primarily target projects that are located in major metropolitan areas in the western, southwestern and southeastern regions of the United States that have, in the opinion of the board of directors, attractive investment dynamics for developers and property owners. We, or the Cottonwood Joint Ventures, may engage our sponsor to manage our multifamily construction and development projects and provide leasing and other property management related services during the lease-up period, stabilization, and through disposition. Alternatively, a third-party developer or an Affiliated Developer may manage the multifamily construction and development projects and provide leasing and other related services. We generally view these communities as long term opportunities and expect to hold them over the term of the fund, but we will be opportunistic in determining when to sell such community.

We may also make mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of developing multifamily construction and development projects. We anticipate that the mezzanine loans may have no security, may be directly or indirectly secured by the applicable multifamily construction and development project or may be structured so that we or the Cottonwood Joint Ventures have the right to foreclose on the ownership interests in the entity to which we are making the mezzanine loan. We anticipate that we will not have significant voting rights with respect to an entity in which we make a preferred equity investment and will have payment positions similar to subordinated debt.

See Item 2 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Our Investment” for more information concerning the current status of our investments.

Investment Objectives

Our investment objectives are to:

•	preserve, protect and return invested capital;

•	realize capital appreciation in the value of our investments over the long term, and;

•	pay cash distributions to stockholders from our investments or upon stabilization of our properties.

Our board of directors may revise our investment policies without the approval of our shareholders.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our offering circular, which may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Cottonwood Multifamily Opportunity Fund, Inc. is a Maryland corporation formed to primarily (i) invest directly or indirectly in multifamily construction and development projects located throughout the United States; and/or (ii) make mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of developing multifamily construction and development projects.

Pursuant to our Offering, we are offering up to $50,000,000 of our common shares at a price of $10.00 per share. Our Offering was qualified by the SEC on November 11, 2017 and as of April 26, 2019, we have raised approximately $39,200,000 in offering proceeds. We expect to offer shares in the Offering until we have sold the maximum amount qualified for sale.

Results of Operations

During 2018, we had losses of $0.1 million from asset management fees and other general and administrative expenses.    We expect asset management fees and other general and administrative expenses to increase in future periods as a result of anticipated future investments.

On August 10, 2018, we acquired an interest in a joint venture that purchased land in the Sugar House neighborhood of Salt Lake City, Utah for the development of Park Avenue and committed to fund up to 90% of the project. Our joint venture partner is a separate joint venture between CROP and Sentinel Real Estate Services, LLC, an unaffiliated third-party developer, in which Sentinel owns a 10% membership interest and CROP owns the remaining 90%.

The total expected development cost of Park Avenue is approximately $60.0 million, with total expected equity capital contributions of $23.0 million (including an equity commitment from us of approximately $20.7 million, assuming our investment continues to comprise 90% of the joint venture). As of December 31, 2018, we had contributed approximately $6.5 million for the development of Park Avenue.

Our results of operations as of December 31, 2018 are not indicative of those expected in future periods as we commenced investment operations in August 2018 in connection with our first investment and expect to continue to investment proceeds from the Offering in future investments.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our Offering to conduct our proposed operations. We will obtain the capital required to invest in multifamily construction and development projects and multifamily development-related assets and conduct our operations from the proceeds of our Offering, from capital provided by our joint venture partners, from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations. As of April 26, 2019, we have raised approximately $39,200,000 from the sale of shares of our common stock in the Offering and have contributed to a development project in the Sugar House neighborhood of Salt Lake City, Utah.

If we are unable to raise more funds than what we currently have, we will make fewer investments resulting in less diversification in terms of the type, number, and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets and projects in which we invest. Further, we will have certain fixed operating expenses regardless of whether we are able to raise substantial funds in our Offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions. We do not expect to establish a permanent reserve from our offering proceeds for maintenance and repairs of real properties. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow from operations, or from net cash proceeds from the sale of properties.

As of December 31, 2018, we had no outstanding debt. We may leverage individual assets up to 50% to 70% of the cost of such assets. We may leverage a particular asset in an amount that is greater or lesser than the foregoing, in the board of directors’ sole discretion. However, we expect the debt financing for our entire portfolio to be no more than 70% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). Our charter does not limit us from incurring debt.

We may make an election to be taxed as a REIT under the Code. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and make distributions on a monthly basis. We have not established a minimum distribution level. If we do not elect to be taxed as a REIT, we will not be required to make a minimal level of distributions.

We expect that our board of directors may declare distributions if or when we begin to generate cash from operations or in anticipation of generating cash from operations from completed multifamily construction and development projects. We do not intend to pay distributions during the early stages of our existence if we initially acquire multifamily construction and development projects with the proceeds from our Offering. If the majority of our initial assets are construction and development projects and we do pay distributions during the early stage of our existence or from time to time during our operational stage, we expect to declare such distributions in anticipation of cash flow from operations of completed projects or sales of our properties and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we may look to third party borrowings to fund our distributions.

Trends and Key Information Affecting our Performance

Overview

We believe that current market dynamics and underlying fundamentals suggest the positive trends in United States multifamily housing will continue. Steady job growth, low unemployment, increasing rentership rates, increasing household formation and aligned demographics provide the backdrop for strong renter demand. We believe that other factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market support the value proposition for owning multifamily apartment communities.

The Greater Salt Lake Area Multifamily Market

Strong rent growth of 5.9% in the greater Salt Lake area is being fueled by continued job growth showing a consistent average of 3.3%, as there were approximately 48,500 jobs added in Utah during 2018. In addition to the economic indicators, the transportation infrastructure (including high speed commuter rail, light rail and the rebuild of the Salt Lake International Airport which is a $3.6 billion investment), has also been an important identifier of future growth for active investors. The vacancy rate specifically for Salt Lake county was 4.3% for 2018, up slightly from the 2017 vacancy rate of 4.1%, but still at some of the lowest levels among major U.S. metros. Unemployment continues to hover around 3.2%, and while healthy for job-seekers, employers are concerned about a tight labor market. Some concern is alleviated by a growing workforce, as Utah has become a leading state for population growth for the past several years. This demographic strength has in turn fueled single and multifamily demand.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Organization and Offering Costs

See Note 2 to our financial statements in “Item 7. Financial Statements” for a discussion on how we treat organization and offering costs.

Recent Developments

None.

Item 3.	Directors and Officers

We operate under the direction of our board of directors. The board of directors is responsible for the management and control of our affairs. The current board members are Daniel Shaeffer, Chad Christensen and Gregg Christensen. The current Chief Executive Officer is Daniel Shaeffer, the current Chairman of the Board and President is Chad Christensen and the current Chief Legal Officer is Gregg Christensen.

Investment Committee

We have established an investment committee that will be charged with identifying and investigating potential investment opportunities for us. The investment committee will analyze and approve any investment to be made by us. The investment committee has three committee members and is comprised of Daniel Shaeffer, Chad Christensen, and Gregg Christensen. The investment committee may request information from third parties in making its recommendations.

Executive Officers and Directors

The following table shows the names and ages of our current directors and executive officers and the positions held by each individual:

Name (1)	Positions	Age (2)	Term of Office
Daniel Shaeffer	Chief Executive Officer, Director and Investment Committee Member	48	May 2016 to Present (3) November 2017 to Present (4)
Chad Christensen	President, Chairman of the Board, Director and Investment Committee Member	46	May 2016 to Present (3) November 2017 to Present (4)
Gregg Christensen	Chief Legal Officers, Secretary, Director and Investment Committee Member	50	May 2016 to Present (3) November 2017 to Present (4)
Susan Hallenberg	Chief Financial Officer	51	May 2016 to Present (3)

(1)	The address of each director and executive officer listed is 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121.
(2)	As of March 31, 2019.
(3)	The current directors and executive officers were appointed on May 31, 2016.
(4)	The current investment committee members were appointed on November 14, 2017.

Biographical information regarding our executive officers and directors can be found in our offering circular which can be found  here.

Compensation of Executive Officers

As described above, certain of the executive officers of CROP also serve as our executive officers. Each of these individuals receive compensation for his or her services, including services performed for us on behalf of our sponsor and its affiliates. As executive officers of our sponsor, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our sponsor, we do not intend to pay any compensation directly to these individuals. More information regarding the compensation of our officers and directors and our sponsor can be found in our offering circular here.

Item 4.	Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of our common shares as of April 26, 2019, for each person or group that holds more than 10% of our common shares, for each executive officer and for the executive officers as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regards to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of All Shares
Daniel Shaeffer(2)	1,000	*
Chad Christensen(2)	1,000	*
Gregg Christensen(2)	1,000	*
Susan Hallenberg	—	—
All executive officers as a group	1,000	*

*	Less than 1% of all shares.
(1)

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)

Gregg Christensen, Daniel Shaeffer, and Chad Christensen are three of the five directors that comprise the board of directors of Cottonwood Residential II, Inc., the general partner of CROP. CROP owns 1,000 shares of the common stock outstanding of us. As members of the board of directors of Cottonwood Residential II, Inc., Messrs. Shaeffer, Christensen and Christensen will have the voting and investment control of the shares of our common stock held by CROP.

Item 5.	Interest of Management and Others in Certain Transactions

See Note 6 to our financial statements in “Item 7. Financial Statements” for a discussion of related party transactions.

Item 6.	Other Information

None.

Cottonwood Multifamily Opportunity Fund, Inc.

Consolidated Financial Statements

Years Ended December 31, 2018 and 2017

Report of Independent Auditors

The Board of Directors and Stockholders

Cottonwood Multifamily Opportunity Fund, Inc.

We have audited the accompanying consolidated financial statements of Cottonwood Multifamily Opportunity Fund, Inc., which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, equity, and cash flows for the years ended December 31, 2018 and 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cottonwood Multifamily Opportunity Fund, Inc. at December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for the years ended December 31, 2018 and 2017 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Salt Lake City, Utah

April 30, 2019

Cottonwood Multifamily Opportunity Fund, Inc.

Consolidated Balance Sheets

	December 31,
	2018	2017
Assets
Investment in joint venture	$6,448,423	$—
Cash and cash equivalents	16,224,344	9,997
Other assets	71,536	—

Total assets	$22,744,303	$9,997

Liabilities and equity
Liabilities:
Related party payables	25,474	1,042

Total liabilities	$25,474	$1,042

Commitments and contingencies (Note 7)

Equity:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 2,285,790 and 1,000 shares issued and outstanding at December 31, 2018 and 2017, respectively	22,858	10
Additional paid in capital	22,835,037	9,990
Accumulated deficit	(139,066)	(1,045)

Total stockholders’ equity	22,718,829	8,955

Total liabilities and stockholders’ equity	$22,744,303	$9,997

See accompanying notes.

Cottonwood Multifamily Opportunity Fund, Inc.

Consolidated Statement of Operations

	Year Ended December 31,
	2018	2017
Revenues
Interest income	$19,192	$—
Expenses
Asset management fee to related party	(118,997)	—
General and administrative expenses	(38,216)	(1,045)

Net loss	$(138,021)	$(1,045)

See accompanying notes.

Cottonwood Multifamily Opportunity Fund, Inc

Consolidated Statements of Equity

	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Equity
Balance at December 31, 2016	1,000	$10	$9,990	$—	$10,000

Net loss	—	—	—	(1,045)	(1,045)

Balance at December 31, 2017	1,000	$10	$9,990	$(1,045)	$8,955

Issuance of common stock	2,284,790	22,848	22,825,047	—	22,847,895
Net loss	—	—	—	(138,021)	(138,021)

Balance at December 31, 2018	2,285,790	$22,858	$22,835,037	$(139,066)	$22,718,829

See accompanying notes.

Cottonwood Multifamily Opportunity Fund, Inc

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2018	2017
Operating activities
Net loss	$(138,021)	$(1,045)
Changes in operating assets and liabilities:
Other assets	(34,036)	—
Related party payables	24,432	1,042

Net cash used in operating activities	(147,625)	(3)

Investing activities
Investment in joint venture	(6,448,423)	—

Net cash used in investing activities	(6,448,423)	—
Financing activities
Issuance of common stock	22,810,395	—

Net cash provided by financing activities	22,810,395	—

Net increase (decrease) in cash and cash equivalents	16,214,347	(3)
Cash and cash equivalents at beginning of period	9,997	10,000

Cash and cash equivalents at end of period	$16,224,344	$9,997

See accompanying notes.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Note 1 - Organization and Business

Cottonwood Multifamily Opportunity Fund, Inc. (the “Company) is a Maryland corporation formed on May 31, 2016 to (i) invest in multifamily construction, development projects and multifamily development-related assets located throughout the United Stated through joint ventures with Cottonwood Residential O.P., LP (“CROP”), established developers and operators and/or (ii) make mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of developing multifamily construction and development projects. Substantially all our business is conducted through Cottonwood Multifamily Opportunity Fund O.P., LP (the “Operating Partnership”), a Delaware limited partnership. The Company is a limited partner and the sole member of the general partner of the Operating Partnership. As used herein, the term “Company”, “we”, “our” or “us” includes the Company, the Operating Partnership and its subsidiaries, unless the context indicates otherwise.

A subsidiary of CROP, Cottonwood Capital Property Management II, LLC (our “sponsor”), sponsored our formation and the offering of up to $50.0 million in shares of common stock at a purchase price of $10.00 per share through a Tier 2 Regulation A plus offering (“the Offering”). The SEC qualified the Offering on November 27, 2017. Cottonwood Residential II, Inc. is the sole general partner of CROP, its operating partnership, and makes all decisions on its behalf. Until September 2018, Cottonwood Residential, Inc., was the sole general partner of CROP. In September 2018 Cottonwood Residential, Inc. commenced a series of transactions to restructure its organization and Cottonwood Residential II, Inc. was admitted as a general partner of CROP with all voting and control of CROP. Cottonwood Residential II, Inc. is controlled by its board of directors consisting of Daniel Shaeffer, Chad Christensen, Gregg Christensen, Jonathan Gardner and Phillip White. Our sponsor has experience in operating multifamily construction and development projects and is also referred to as our property manager and asset manager.

It is expected that all or substantially all of our investments will be made by the Operating Partnership through joint ventures with CROP (“Cottonwood Joint Ventures”), which may in turn enter into joint ventures with third-party developers or an affiliated developer (“Development Joint Ventures”).

Subject to compliance with the Investment Company Act of 1940, the Development Joint Ventures will generally be managed by the developer who will oversee the day to day development and management of the project. The Cottonwood Joint Ventures will have the right to approve major decisions affecting the Development Joint Ventures. The terms of each agreement may vary on a joint venture by joint venture basis.

We may also make mezzanine loans to, or preferred equity investments in, entities that have been formed to develop multifamily construction and development projects. We anticipate the mezzanine loans may have no security, may be directly or indirectly secured by the applicable multifamily construction and development project or may be structured so that we or the Cottonwood Joint Ventures have the right to foreclose on the ownership interests in the entity to which the mezzanine loan is made. We anticipate that there will not be significant voting rights with respect to an entity in which we make a preferred equity investment and that we will have payment positions similar to subordinate debt.  We have made no mezzanine investments to date.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The Company and its subsidiaries are variable interest entities (“VIEs”). Generally, VIEs are legal entities in which the equity investors do not have the characteristics of a controlling financial interest or the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. All VIEs for which we are the primary beneficiary are consolidated. Qualitative and quantitative factors are considered in determining whether we are the primary beneficiary of a VIE, including, but not limited to, which activities most significantly impact economic performance, which party controls such activities, the amount and characteristics of our investments, the obligation or likelihood for us or other investors to provide financial support, and the management relationship of the property.

The Company and the Operating Partnership are consolidated. Control of our joint venture is shared equally between a joint venture controlled by CROP and us. We are not considered the primary beneficiary of the joint venture as CROP controls the development of the project. As a result, our investment in the joint venture is recorded under the equity method of accounting on the consolidated financial statements.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.

Use of Estimates

We make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated financial statements as well as the amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

Organization and Offering Costs

Organization costs include all expenses incurred in connection with our formation, including but not limited to legal fees and other costs to incorporate the Company. Offering costs include all expenses incurred in connection with the Offering, including managing broker-dealer fees and selling commissions. All organization and offering costs are paid by our sponsor. We will not incur any liability for or reimburse our sponsor for any of these organizational and offering costs. As of December 31, 2018 and 2017, offering costs incurred by the sponsor in connection with our Offering were approximately $3,361,000 and $460,000, respectively. Organizational costs incurred by the sponsor were not significant.

Investment in Joint Ventures

Under the equity method of accounting, our investments in joint ventures are stated at cost, adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings or losses is generally recognized based on our ownership interest in the earnings or losses of the joint ventures. For the purposes of presentation in the consolidated statements of cash flows, we follow the “look through” approach for classification of distributions from unconsolidated real estate assets. Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the entity’s sale of assets), in which case it is reported as an investing activity.

We assess potential impairment of investments in joint ventures whenever events or changes in circumstances indicate that the fair value of the investment is less than its carrying value. To the extent impairment has occurred, and is not considered temporary, the impairment is measured as the excess of the carrying amount of the investment over the fair value of the investment. We have not recognized impairment on any of our joint venture investments.

Cash and cash equivalents

We maintain our cash in demand deposit accounts at major commercial banks. Balances in individual accounts at times exceeds FDIC insured amounts. We have not experienced any losses in such accounts.

Income Taxes

We may elect to qualify as a real estate investment trust beginning with the taxable year ending December 31, 2018 or a subsequent taxable year, but are not required to make such an election. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income to stockholders. As a REIT, we would generally not be subject to federal corporate income tax on that portion of our taxable income that is currently distributed to stockholders.

If we fail to qualify as a REIT in any taxable year or determine not to be elect to be taxed as a REIT, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and, if we had elected to be taxed as a REIT but subsequently fail to qualify as a REIT, we generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2018, we had incurred cumulative net losses of $138,021. We had a deferred tax asset of approximately $35,000 associated with these cumulative net losses. This deferred tax asset was fully reserved for as we do not expect to realize the tax benefit due to the expectation that we will qualify for REIT status for the tax year ended December 31, 2019.

Recent Accounting Pronouncements

The following table provides a brief description of recent accounting pronouncements that could have a material effect on our consolidated financial statements:

Standard	Description	Required date of adoption	Effect on the Financial Statements or Other Significant Matters
ASU 2016-02, Leases	The ASU amends existing accounting standards for lease accounting and establishes the principles for lease accounting for both the lessee and lessor. The amendment requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendment also requires certain quantitative and qualitative disclosures about leasing arrangements.	January 1, 2020	The standard must be adopted using a modified retrospective transition and provides for certain practical expedients. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. We are currently evaluating the impact of adopting the new standard. However, we do not expect adoption to have a significant impact on the consolidated financial statements.

ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force)	The ASU clarifies how several specific cash receipts and cash payments are to be presented and classified on the statement of cash flows, which, among other things, include debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, insurance settlement proceeds, contingent consideration made after a business combination, distributions received from equity method investees, and separately identifiable cash flows and application of predominance principle.	January 1, 2020	Each amendment in this standard must be applied prospectively, retrospectively, or as of the beginning of the earliest comparative period presented in the year of adoption, depending on the type of amendment. We do not expect adoption to have a significant impact on the consolidated financial statements.

Note 3 - Stockholders’ Equity

Our charter authorizes the issuance of up to 1,000,000,000 shares of common stock at $0.01 par value per share and 100,000,000 shares of preferred stock at $0.01 par value per share.

Voting Common Stock

Holders of our common stock are entitled to receive dividends when authorized by the board of directors, subject to any preferential rights of outstanding preferred stock. Holders of common stock are also entitled to one vote per share on all matters submitted to a shareholder vote, including election of directors to the board, subject to certain restrictions. As of December 31, 2018 we had 2,285,790 shares of common stock issued and outstanding. Our sponsor owns 1,000 of the outstanding shares.

Preferred Stock

The board of directors is authorized, without approval of common shareholders, to provide for the issuance of preferred stock, in one or more classes or series, with such rights, preferences and privileges as the board of directors approves. No preferred stock was issued and outstanding as of December 31, 2018 and 2017.

Distributions

Distributions are determined by the board of directors based on the Company’s financial condition and other relevant factors. We expect to have little, if any, cash flows from operations until we have completed our developments and begun lease-up. Should cash flows from operations not cover distributions during the early stages of real estate investment or during the operational stages we may look to third party borrowings to fund distributions. We may also use funds from the sale of assets or from the maturity, payoff or settlement of debt investments for distributions not covered by operating cash.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Note 4 - Investment in Joint Venture

On August 10, 2018, we acquired an interest in a joint venture that purchased land in the Sugar House neighborhood of Salt Lake City, Utah for the development of Park Avenue and committed to fund up to 90% of the project. Our joint venture partner is a separate joint venture between Cottonwood Residential O.P., LP and Sentinel Real Estate Services, LLC, an unaffiliated third-party developer, in which Sentinel owns a 10% membership interest and CROP owns the remaining 90%.

At December 31, 2018, we had invested $6,448,423 in the Park Avenue development joint venture, of which we have a 90% interest. The joint venture did not have any operating activity or distributions for the year ended December 31, 2018.

Note 5 - Joint Venture Distributions

Cottonwood Joint Ventures

Where there is a third-party developer, cash from each Cottonwood Joint Venture is expected to be distributed first to us and CROP to provide a preferred return of 9% on invested capital in the respective joint venture. Cash is then expected to be distributed 100% to us and CROP until capital accounts are reduced to zero, then 50% to us and CROP (in proportion to the respective interests in the joint venture) and 50% to CROP until CROP has received an amount equal to 20% of all distributions, excluding those used for capital reductions. Profits after the above distributions is expected to be allocated 80% to us and CROP (in proportion to the respective interests in the joint venture) and 20% to CROP.

Taking into consideration the distributions from each Cottonwood Joint Venture where there is a third-party developer, CROP is expected to effectively receive a promotional interest equal to 20% of the profits of each Cottonwood Joint Venture which is subordinate to our receipt of a 9% preferred return. The Cottonwood Joint Venture will make allocations of income and loss so that the allocations are made in a similar manner to the distributions. Losses will be allocated to the Cottonwood Joint Venture partners and will not be passed through to our shareholders.

Where there is an Affiliated Developer, cash from each Cottonwood Joint Venture is expected to be distributed first to us and CROP to provide a preferred return of 8% on invested capital in the respective joint venture. Cash is then expected to be distributed 100% to us and CROP until capital accounts are reduced to zero. Then 25% of the excess profits will be distributed to the Affiliated Developer until we and CROP receive a 12% return on investment (in proportion to the respective interests in the joint venture), then 35% of the excess profits to the Affiliated Developer until we and CROP receive a 16% return on investment (in proportion to their respective interests in the joint venture), and then 50% of the excess profits to the Affiliated Developer.

Development Joint Ventures

In exchange for managing the construction or development project, the developer is expected to receive a developer fee and promote. The amount of the developer fee and promote is expected to be determined on a project-by-project basis prior to entering into a joint venture agreement with the developer.

In general, it is expected that each Cottonwood Joint Venture will have the option to buy out the developer’s portion of the project at fair value within a specified period of time after stabilization.

The buy-out option will be determined on a project-by-project basis prior to entering into a joint venture agreement with the developer.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Note 6 - Related Party Transactions

Our sponsor or its affiliates receive compensation for services related to our offering and for the acquisition, management and disposition of our assets, subject to review and approval of the board of directors. The related party payables of $25,474 and $1,042 at December 31, 2018 and 2017, respectively, include asset management fees owed to our sponsor and entity maintenance fees paid by CROP that will be reimbursed by us. The following are fees or other items that may be charged by our sponsor or its affiliates. No fees were incurred by us in 2018 except those noted below.

Property Management Fee

After stabilization of a project, our sponsor may provide property management services and receive a fee up to 3.5% of the annual gross revenues of each property managed for these services.

Lease-up Fee

During the development of a project, our sponsor may receive for its services in leasing-up a property a lease-up fee in an amount equal to 3.5% of projected stabilized revenues until such time as the project reaches stabilization, commencing two months before the opening of a temporary leasing office on the site.

Development Fee

Our sponsor, or an affiliate, may receive a fee for services provided in developing a property in an amount not to exceed 5% of the project budget of the multifamily construction and development project. The development fee incurred to date has been capitalized as an investment in joint venture. The development fee incurred in 2018 and 2017 for the development of Park Avenue was $118,426 and $0, respectively.

General Contractor Fee

Our sponsor, or an affiliate, may receive a fee for general contracting services provided in an amount not to exceed 5% of the project budget of the multifamily construction and development project.

Construction Management Fee

Following the stabilization of a project, our sponsor may receive for its services in supervising any renovation or construction project in excess of $5,000 a construction management fee equal to 5% of the cost of the amount that is expended. Our sponsor may not receive a construction management fee if an affiliate of our sponsor has been hired as the general contractor with respect to any renovation or construction project. No construction management fee will be paid in connection with the development of a project.

Asset Management Fee

Our sponsor receives an annual asset management fee of 0.75% of project costs during development and 0.75% of gross assets thereafter, defined initially as the gross book value of our assets and subsequently as the gross asset value once net asset value is established. This fee will be paid by us and not the Cottonwood Joint Ventures. The asset management fee incurred in 2018 and 2017 was $118,997 and $0, respectively.

Distributions and Promotional Interests from Cottonwood Joint Ventures

CROP will be a member of the Cottonwood Joint Ventures and will receive distributions and allocations of profits in an amount that exceeds its proportional share of capital contributions to the Cottonwood Joint Ventures. As outlined above, CROP may receive a promotional interest of the profits of each Cottonwood Joint Venture in exchange for identifying investment opportunities for us.

Distributions and Promotional Interests from Development Joint Ventures

If an Affiliated Developer serves as co-general partner or general partner of a development joint venture, it is expected to be able to receive all or a portion of a promoted interest.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Property Management Corporate Service Fee

Our sponsor will allocate a flat fee each month to each of the Cottonwood Joint Ventures which is intended to fairly allocate the overhead costs incurred by our sponsor and its affiliated entities with respect to the management of all assets. This fee may vary each month and be dependent on the number of assets managed and the actual overhead expenses incurred. Our sponsor will have the right to retain any excess between actual costs and the amount of the fee charged.

Loan Coordination Fee

Our sponsor may receive for its services in making or acquiring and disposing a development-related mezzanine loan or arranging for and disposing a preferred equity investment a loan coordination fee in an amount equal to (i) upon origination of the investment, 1.0% of the principal amount of the mezzanine loan or face value of the preferred equity, and (ii) upon disposition of the investment, 1.0% of the principal amount of the mezzanine loan or face value of the preferred equity.

Fees from Other Services

We may retain third parties, including certain affiliates of our sponsor, for necessary services relating to investments or operations, including construction services, resident indemnification, utility management, internet and television services, and vendor verification and other similar operational matters. Any fees paid to affiliates of our sponsor for any such services will not reduce the management fee. Any such arrangements will be at market terms and rates.

Note 7 - Commitments and Contingencies

Economic Dependency

Under various agreements, we have engaged or will engage our sponsor to provide certain services that are essential to us, including asset management services and other administrative responsibilities that include accounting services and investor relations. As a result of these relationships, we are dependent upon our sponsor. In the event that our sponsor is unable to provide us with the respective services, we would be required to find alternative providers of these services.

Liquidity Strategy

Our board of directors will try to determine which liquidity strategy would result in the greatest value for shareholders. A liquidity event will occur no later than June 30, 2025, which may be extended for two one-year periods in the sole discretion of the board of directors and an additional two one-year periods by a majority vote of the shareholders. If no extension is approved an orderly sale of our assets will begin within a one-year period from the decision not to extend. If all extensions are approved the final termination date would be December 31, 2029. The precise timing of sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to shareholders.

In the event that a listing occurs on or before the termination date, we will continue perpetually unless dissolved pursuant to a vote of the shareholders or any applicable provision of the Maryland General Corporation Law. A listing shall mean the commencement of trading of the Company’s common stock on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of the board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by the shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders.

Right of First Refusal

If we or CROP desire to transfer all or a portion of membership interests in a joint venture, the non-transferring member shall have the option to purchase the transferring member’s membership interest on the same terms the transferring member intends to sell its interest to a third-party.

Cottonwood Multifamily Opportunity Fund, Inc.

Notes to Consolidated Financial Statements

Note 8 - Subsequent Events

Subsequent to December 31, 2018, we raised approximately $16,400,000 from the sale of shares of our common stock as of April 26, 2019.

We evaluate subsequent events up until the date the consolidated financial statements are issued. We determined that no events have occurred subsequent to December 31, 2018 that would require disclosure or recognition in the consolidated financial statements.

Item 8.

INDEX OF EXHIBITS

Exhibit Number	Description

1.1*	MANAGING BROKER-DEALER AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 1.1 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

1.2*	FORM OF SOLICITING DEALER AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 1.2 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

2.1*	SECOND ARTICLES OF AMENDMENT AND RESTATEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 2.1 ON FORM 1-U (FILE NO. 24F-00118) FILED DECEMBER 28, 2017.

2.2*	BYLAWS, INCORPORATED BY REFERENCE TO EXHIBIT 2.2 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

4.1*	FORM OF SUBSCRIPTION AGREEMENT AND ISRAELI INVESTOR QUESTIONNAIRE, INCORPORATED BY REFERENCE TO EXHIBIT 4.1 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

6.1*	LIMITED PARTNERSHIP AGREEMENT OF OPERATING PARTNERSHIP, INCORPORATED BY REFERENCE TO EXHIBIT 6.1 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

6.2*	LIMITED LIABILITY COMPANY AGREEMENT OF GENERAL PARTNER OF OPERATING PARTNERSHIP, INCORPORATED BY REFERENCE TO EXHIBIT 6.2 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

6.3*	ASSET MANAGEMENT AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.3 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

6.4*	FORM OF PROPERTY MANAGEMENT AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.4 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

6.5*	THREE-PARTY AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.5 ON FORM 1-A/A (FILE NO. 024-10730) FILED NOVEMBER 16, 2017.

6.6*	COTTONWOOD SUGAR HOUSE, LLC AGREEMENT AND AMENDMENTS, INCORPORATED BY REFERENCE TO EXHIBIT 6.1 ON FORM 1-U (FILE NO. 24R-00118) FILED AUGUST 16, 2018.

6.7*	PURCHASE AND SALE AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.2 ON FORM 1-U (FILE NO. 24R-00118) FILED AUGUST 16, 2018.

6.8*	DEVELOPMENT SERVICES AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.3 ON FORM 1-U (FILE NO. 24R-00118) FILED AUGUST 16, 2018.

15.1*	PRIOR PERFORMANCE TABLES

*	Filed previously

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on April 30, 2019.

COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC.

By:	/s/ Daniel Shaeffer
Daniel Shaeffer, Chief Executive Officer

We, the undersigned officers and directors of Cottonwood Multifamily Opportunity Fund, Inc., hereby severally constitute Daniel Shaeffer our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the Annual Report filed herewith and any and all amendments to said Annual Report and generally to do all such things in our names and in our capacities as officers and directors to enable Cottonwood Multifamily Opportunity Fund, Inc. to comply with the provisions of the Securities Act of 1933, Regulation A promulgated thereunder and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorney to said Annual Report and any and all amendments thereto.

This Annual Report has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel Shaeffer	Chief Executive Officer and Director	April 30, 2019
Daniel Shaeffer

/s/ Chad Christensen	President, Chairman of the Board and Director	April 30, 2019
Chad Christensen

/s/ Gregg Christensen	Executive Vice President, Secretary, General Counsel and Director	April 30, 2019
Gregg Christensen

/s/ Susan Hallenberg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 30, 2019
Susan Hallenberg